ORION S.A.

Exhibit 99.1	INVESTOR CONTACT: Wendy Wilson Investor Relations +1 281-974-0155
Orion S.A. Announces
Financial Results For The Full Year Ended December 31, 2023
HOUSTON—February 14, 2024—Orion S.A. (NYSE: OEC), a specialty chemical company, today announced financial results for the full year of 2023.
Full Year 2023 Financial Highlights
•Net sales of $1,893.9 million, down $137.0 million, year over year.
•Net income of $103.5 million, down $2.7 million, year over year.
•Diluted EPS of $1.73 for the years ended December 31, 2023 and 2022.
•Adjusted Diluted EPS1 of $1.92, down $0.04, year over year.
•Record Adjusted EBITDA1 of $332.3 million, up $20.0 million, year over year.
Fourth Quarter 2023 Financial Highlights
•Net sales of $468.2 million, up $6.1 million, year over year
•Net income of $4.9 million, down $7.3 million, year over year.
•Diluted EPS of $0.08 down $0.12, year over year.
•Adjusted Diluted EPS1 of $0.17, down $0.09, year over year.
•Adjusted EBITDA1 of $66.6 million, up $1.4 million, year over year
Other Highlights
•Completed multi-year emissions projects to upgrade plants in the U.S.
•Repurchased nearly ~5% of outstanding stock — ~$70 million since inception.
•Net leverage 2.35 times, down from ~3.0 times at mid-year 2022.
1 The reconciliations of Non-U.S. GAAP (“GAAP”) measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP to GAAP Financial Measures below.

“The Orion team achieved record fourth quarter and full year results, in-line with our communication last month, yet we are not satisfied. Our results could have even beaten our original guidance if demand had not cooled over the course of 2023. Critically we executed our pricing strategy for the 2024 pricing cycle raising prices modestly from the new base we established last year while gaining additional supply lanes particularly in Europe,” said Corning Painter, Orion’s chief executive officer. “Being an essential material, we expect a gradual recovery of specialty and rubber carbon black demand in 2024, but for it to still lag pre-COVID levels. Most importantly, though, we foresee another year of growth with a clear pathway to achieve our long-term goals.”
Jeff Glajch, Orion’s chief financial officer added, “As Corning mentioned, our results continue to improve, with record Adjusted EBITDA in 2023, as well as increased cash flow and cash flow conversion that has enabled further reduction of debt from 2022 to 2.35 times and continued repurchase of stock. As we have now completed our emissions projects, we have much more flexibility to invest in growing the business balanced with providing returns to our shareholders.”

ORION S.A.
Full Year 2023 Overview:

	Year Ended December 31,		Year-Over-Year
(In millions, except per share data or stated otherwise)	2023	2022	Delta
Volume (kmt)	932.1	962.9	(30.8)	(3.2%)
Net sales	1,893.9	2,030.9	(137.0)	(6.7%)
Gross profit	451.0	448.8	2.2	0.5%
Gross profit per metric ton(1)	483.9	466.1	17.8	3.8%
Income from operations	205.3	197.1	8.2	4.2%
Net income	103.5	106.2	(2.7)	(2.5%)
Adjusted EBITDA (1)	332.3	312.3	20.0	6.4%
Basic EPS	1.75	1.74	0.01	0.6%
Diluted EPS	1.73	1.73	—	—%
Adjusted Diluted EPS(1)	1.92	1.96	(0.04)	(2.0%)
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.
Volume decreased by 30.8 kmt, or 3.2%, to 932.1 kmt, year-over-year reflecting weaker demand across all regions, except China, and in both segments.
Net sales decreased by $137.0 million, or 6.7%, to $1,893.9 million, driven primarily by the pass-through effect of declining oil prices and lower volume in both segments. Those were partially offset by improved contractual pricing.
Gross profit increased by $2.2 million or 0.5%, to $451.0 million, primarily driven by improved contractual pricing, partially offset by lower volume in both segments and lower cogeneration effects due to European electricity prices.
Income from operations increased by $8.2 million or 4.2%, to $205.3 million.
Adjusted EBITDA increased by $20.0 million, or 6.4%, to $332.3 million. The increase was primarily due to improved contractual pricing. Those were partially offset by lower volume and cogeneration effects in both segments.
Full Year 2023 Segment Results

SPECIALTY CARBON BLACK

	Year Ended December 31,		Year Ended	Year-Over-Year
(In millions, unless otherwise indicated)	2023	2022		Delta
Volume (kmt)	221.4	224.3		(2.9)	(1.3)%
Net sales	610.6	675.4		(64.8)	(9.6)%
Cost of sales	450.3	474.7		(24.4)	(5.1)%
Gross profit	160.3	200.7		(40.4)	(20.1)%
Gross profit per metric ton(1)	724.0	894.8		(170.8)	(19.1)%
Adjusted EBITDA	110.7	143.9		(33.2)	(23.1)%
Adjusted EBITDA per metric ton(1)	500.0	641.6		(141.6)	(22.1)%
Adjusted EBITDA Margin (%)(1)	18.1%	21.3%		(320)bps	(15.0)%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.

Volume of the Specialty Carbon Black segment decreased by 2.9 kmt, or 1.3%,to 221.4 kmt. The volume was lower primarily due to weakness across most geographies and in particular the printing market, offset by gains in China and the polymer

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market.
Net sales of the Specialty Carbon Black segment decreased by $64.8 million, or 9.6%, to $610.6 million. The net sales decrease in 2023 was primarily driven by the pass-through effect of declining oil prices.
Adjusted EBITDA of the Specialty Carbon Black segment decreased by $33.2 million, or 23.1%, to $110.7 million. The decrease was primarily due to unfavorable geographic and product mix and lower cogeneration effects due to lower European electricity prices.
Adjusted EBITDA per ton decreased by $141.6, or 22.1%, to $500.0, driven due to unfavorable product mix and lower cogeneration effects.
Adjusted EBITDA margin decreased 320 basis points to 18.1%, year over year.

RUBBER CARBON BLACK

	Year Ended December 31,		Year-Over-Year
(In millions, unless otherwise indicated)	2023	2022	Delta
Volume (kmt)	710.7	738.6	(27.9)	(3.8)%
Net sales	1,283.3	1,355.5	(72.2)	(5.3)%
Cost of sales	992.6	1,107.4	(114.8)	(10.4)%
Gross profit	290.7	248.1	42.6	17.2%
Gross profit per metric ton(1)	409.0	335.9	73.1	21.8%
Adjusted EBITDA	221.6	168.4	53.2	31.6%
Adjusted EBITDA/metric ton(1)	311.8	228.0	83.8	36.8%
Adjusted EBITDA Margin (%)(1)	17.3%	12.4%	490bps	39.5%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.
Volume of the Rubber Carbon Black segment decreased by 27.9 kmt, or 3.8%, to 710.7 kmt. The decrease was primarily due to lower demand in the Americas and EMEA region, partially offset by China.
Net sales of the Rubber Carbon Black segment decreased by $72.2 million, or 5.3%, to $1,283.3 million. The decrease was primarily due to the pass-through effect of declining oil prices and lower volume, partially offset by improved contractual pricing.
Adjusted EBITDA of the Rubber Carbon Black segment increased by $53.2 million, or 31.6%, to $221.6 million. The increase was primarily due to improved contractual pricing, partially offset by lower volume and cogeneration effects.
Adjusted EBITDA per ton increased by $83.8, or 36.8%, to $311.8, primarily driven by improved contractual pricing.
Adjusted EBITDA margin rose 490 basis points to 17.3%, year over year.

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Fourth Quarter 2023 Overview:

(In millions, except per share data or stated otherwise)	Q4 2023	Q4 2022	Y/Y Change	Y/Y Change in %
Volume (kmt)	226.2	215.1	11.1	5.2%
Net sales	468.2	462.1	6.1	1.3%
Gross profit	87.3	96.7	(9.4)	(9.7%)
Gross profit per metric ton(1)	385.9	449.6	(63.7)	(14.2%)
Income from operations	27.2	36.0	(8.8)	(24.4%)
Net income	4.9	12.2	(7.3)	(59.8%)
Adjusted EBITDA (1)	66.6	65.2	1.4	2.1%
Basic EPS	0.08	0.20	(0.12)	(60.0%)
Diluted EPS	0.08	0.20	(0.12)	(60.0%)
Adjusted Diluted EPS(1)	0.17	0.26	(0.09)	(34.6%)
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.
Volume increased by 11.1 kmt, or 5.2%, year over year, primarily due to higher volume in the Specialty Carbon Black polymer market.
Net sales increased by $6.1 million, or 1.3%, year over year, primarily driven by higher volume in both segments.
Gross profit decreased by $9.4 million, or 9.7%, year over year, primarily driven by lower cogeneration effects reflecting weaker European electricity pricing, unfavorable product and geographic mix in both segments and by maintenance, start-up and other timing related costs. Those were partially offset by higher volume in both segments.
Income from operations decreased by $8.8 million, or 24.4%, to $27.2 million, year over year, primarily driven by lower cogeneration effects and unfavorable product mix in both segments. Those were partially offset by higher volume.
Adjusted EBITDA increased by $1.4 million, or 2.1%, to $66.6 million, year over year.

Quarterly Business Segment Results

SPECIALTY CARBON BLACK

(In millions, unless stated otherwise)	Q4 2023	Q4 2022	Y/Y Change	Y/Y Change in %
Volume (kmt)	54.9	46.7	8.2	17.6%
Net sales	148.7	146.3	2.4	1.6%
Gross profit	27.0	37.7	(10.7)	(28.4)%
Gross profit per metric ton(1)	491.8	807.3	(315.5)	(39.1)%
Adjusted EBITDA	17.4	24.9	(7.5)	(30.1)%
Adjusted EBITDA/metric ton(1)	316.9	533.2	(216.3)	(40.6)%
Adjusted EBITDA margin (%)(1)	11.7%	17.0%	(530)bps	(31.2)%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.
Volume increased by 8.2 kmt, or 17.6%, year over year, reflecting volume growth across all regions, partially in the polymer market.
Net sales increased by $2.4 million, or 1.6%, to $148.7 million, year over year.

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Adjusted EBITDA decreased by $7.5 million, or 30.1%, to $17.4 million, year over year, primarily due to maintenance, start-up and other timing related costs, unfavorable product mix and lower cogeneration effects due to European electricity prices.
Adjusted EBITDA margin decreased 530 basis points to 11.7%, year over year.

RUBBER CARBON BLACK

(In millions, unless stated otherwise)	Q4 2023	Q4 2022	Y/Y Change	Y/Y Change in %
Volume (kmt)	171.3	168.4	2.9	1.7%
Net sales	319.5	315.8	3.7	1.2%
Gross profit	60.3	59.0	1.3	2.2%
Gross profit per metric ton(1)	352.0	350.4	1.6	0.5%
Adjusted EBITDA	49.2	40.3	8.9	22.1%
Adjusted EBITDA/metric ton(1)	287.2	239.3	47.9	20.0%
Adjusted EBITDA margin (%)(1)	15.4%	12.8%	260bps	20.3%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.
Volume increased by 2.9 kmt, or 1.7%, year over year.
Net sales increased by $3.7 million, or 1.2%, to $319.5 million, year over year.
Adjusted EBITDA increased by $8.9 million, or 22.1%, to $49.2 million, year over year, driven by pricing and favorable currency exchange impact. Those were partially offset by lower cogeneration effects and unfavorable product mix.
Adjusted EBITDA margin rose 260 basis points to 15.4%, year over year.
Net Debt Position
As of December 31, 2023, net debt was $780.7 million, down $78.2 million, and net leverage was 2.35x, down from 2.75x as of December 31, 2022.

ORION S.A.
Outlook
“For full year 2024, we are projecting an Adjusted EBITDA range of $340 million to $360 million, up 5 percent at the midpoint, compared with 2023. Additionally, we are projecting full year 2024 Adjusted Diluted EPS of $2.05 to $2.20, up 9 percent at the midpoint. We expect discretionary cash flow of approximately $160 million to $180 million in 2024. While there are multiple positive trends that we see could affect our results in 2024, our customers remain cautious,” Mr. Painter added. “Despite this we are looking forward to another year of notable growth, our fourth year in a row. It is also tremendous to have the air emission projects behind us.”
Conference Call
As previously announced, Orion will hold a conference call tomorrow, Thursday, February 15, 2024, at 8:30 a.m. (EST). The dial-in details for the live conference call are as follow:

U.S. Toll Free:	1-877-407-4018
International:	1-201-689-8471
A replay of the conference call may be accessed by phone at the following numbers through February 29, 2024:

U.S. Toll Free:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13743654
Additionally, an archived webcast of the conference call will be available on the Investor Relations section of the company’s website at www.orioncarbons.com.
To learn more about Orion, visit the company’s website at www.orioncarbons.com, where we regularly post information including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.
About Orion Engineered Carbons
Orion Engineered Carbons (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability and add UV protection. Orion has innovation centers on three continents and 14 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit orioncarbons.com.
Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995
This document contains and refers to certain forward-looking statements with respect to our financial condition, results of operations and business, including those in the “Outlook” section above. These statements constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions. Forward-looking statements are typically identified by

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words such as “anticipate,” "assume," “assure,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target” “to be,” and other words of similar meaning.
These forward-looking statements include, without limitation, statements about the following matters: • our outlook and expectations for 2024; • growth and strategies; • supply; • customer actions, behavior and demand for our products; • macroeconomic conditions; and • expectations and plans with respect to our capital, including investments and potential returns to our shareholders.
All these forward-looking statements are based on estimates and assumptions that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon any forward-looking statements. There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among others: • possible negative or uncertain worldwide economic conditions and developments; • the volatility and cyclicality of the industries in which we operate; • the operational risks inherent in chemicals manufacturing, including disruptions due to technical facilities, severe weather conditions or natural disasters; • our dependence on major customers and suppliers; • unanticipated fluctuations in demand for our products, including due to factors beyond our control; • our ability to compete in the industries and markets in which we operate; • changes in the nature of transportation in the future, which may impact our customers and our business; • our ability to successfully develop new products and technologies; • the availability of substitutes for our products; • our ability to implement our business strategies; • our ability to respond to changes in feedstock prices and quality; • our ability to realize benefits from investments, joint ventures, acquisitions or alliances; our ability to negotiate satisfactory terms with counterparties, the satisfactory performance by such counterparties of their obligations to us, as well as our ability to meet our performance obligations towards such counterparties; • our ability to realize benefits from planned plant capacity expansions and site development projects and the impacts of potential delays to such expansions and development projects; • any information technology systems failures, network disruptions and breaches of data security; • our relationships with our workforce, including negotiations with labor unions, strikes and work stoppages; • our ability to recruit or retain key management and personnel; • our exposure to political or country risks inherent in doing business globally; • any and all impacts from the Russia-Ukraine war and the Hamas-Israel conflict and/or any escalation thereof related energy costs, raw material availability or other economic disruptions; • geopolitical events in the United States (“U.S.”), Middle-East, European Union (“EU”) and China, relations amongst Western countries and their neighbors as well as future relations between the U.S., EU, China and other countries and organizations; • all environmental, health and safety laws and regulations, including nanomaterial and greenhouse gas emissions regulations, and the related costs of maintaining compliance and addressing liabilities; • any possible future investigations and enforcement actions by governmental, supranational agencies or other organizations; • our operations as a company in the chemical sector, including the related risks of leaks, fires and toxic releases as well as other accidents; • any market and regulatory changes that may affect our ability to sell or otherwise benefit from co-generated energy; • any litigation or legal proceedings, including product liability, environmental or asbestos related claims; • our ability to protect our intellectual property rights and know-how; • our ability to generate the funds required to service our debt and finance our operations; • any fluctuations in foreign currency exchange and interest rates; • the availability and efficiency of hedging; • any changes in international and local economic conditions, dislocations in credit and capital markets and inflation or deflation; • any potential impairments or write-offs of certain assets; • any required increases in our pension fund or retirement-related contributions; • the adequacy of our insurance coverage; • any changes in our jurisdictional earnings mix or in the tax laws or accepted interpretations of tax laws in those jurisdictions; • any challenges to our decisions and assumptions in assessing and complying with our tax obligations; • the potential difficulty in obtaining or enforcing judgments or bringing legal actions against Orion S.A. (a Luxembourg incorporated entity) in the U.S. or elsewhere outside Luxembourg; and • any current or future changes to disclosure requirements and obligations, including but not limited to new ESG-related disclosures, related audit requirements and our ability to comply with such obligations and requirements.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed under the captions “Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” and “Risk Factors” in our Annual Report in Form 10-K for the year ended December 31, 2023 and in Note Q. Commitments and Contingencies to our audited Consolidated Financial Statements regarding contingent liabilities, including litigation. It is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement - including those in the “Outlook” and “Quarterly Business Segment Results” sections above - as a result of new information, future events or other information, other than as required by applicable law.

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Reconciliation of Non-GAAP Financial Measures
We present certain financial measures that are not prepared in accordance with GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to their nearest comparable GAAP measures, see section Reconciliation of Non-GAAP Financial Measures below.
These non-GAAP measures include, but are not limited to, Gross profit per metric ton, Adjusted EBITDA, Net Working Capital, Capital Expenditures, Segment Adjusted EBITDA Margin (in percentage), Net debt and Net leverage.
We define Gross profit per metric ton as Gross profit divided by volume measured in metric tons. We define Adjusted EBITDA as Income from operations before depreciation and amortization, stock-based compensation, and non-recurring items (such as, restructuring expenses, legal settlement gain, etc.) plus Earnings in affiliated companies, net of tax. We definite Net Working Capital as Inventories, net plus Accounts receivable, net minus Accounts payable. We define Capital Expenditures as Cash paid for the acquisition of intangible assets and property, plant and equipment. We define Segment Adjusted EBITDA Margin (in percentage) as Segment Adjusted EBITDA divided by segment revenue. We define Net debt as Total debt per Consolidated Balance Sheets plus Deferred debt issuance cost - Term loans minus Cash and cash equivalents. We define Net leverage as Net debt divided by trailing twelve month Adjusted EBITDA.
Adjusted EBITDA is used by our chief operating decision maker (“CODM”) to evaluate our operating performance and to make decisions regarding allocation of capital, because it excludes the effects of items that have less bearing on the performance of our underlying core business. We use this measure, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing our business. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization, historic cost and age of assets, financing and capital structures and taxation positions or regimes, we believe that Adjusted EBITDA provides a useful additional basis for evaluating and comparing the current performance of the underlying operations.
We believe our non-GAAP measures are useful measures of financial performance in addition to Net income, Income from operations and other profitability measures under GAAP, because they facilitate operating performance comparisons from period to period. In addition, we believe these non-GAAP measures aid investors by providing additional insight into our operational performance and help clarify trends affecting our business.
Other companies and analysts may calculate non-GAAP financial measures differently, so making comparisons among companies on this basis should be done carefully. Non-GAAP measures are not performance measures under GAAP and should not be considered in isolation or construed as substitutes for Net sales, Net income, Income from operations, Gross profit and other GAAP measures as an indicator of our operations in accordance with GAAP.
With respect to Adjusted EBITDA and Adjusted Diluted EPS outlook for 2024, we are not able to reconcile the forward-looking non-GAAP financial measures to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.

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Reconciliation of Non-GAAP to GAAP Financial Measures
The following tables present a reconciliation of each of Adjusted EBITDA and Adjusted Diluted EPS to the most directly comparable GAAP measure:
Reconciliation of Net income to Adjusted EBITDA:

Reconciliation of profit	Fourth Quarter		Year Ended December 31,
(In millions)	2023	2022	2023	2022

Net income	$4.9	$12.2	$103.5	$106.2
Add back Income tax expense	15.3	13.2	60.3	51.5
Add back Earnings in affiliated companies, net of tax	(0.1)	(0.2)	(0.5)	(0.5)
Income before earnings in affiliated companies and income taxes	20.1	25.2	163.3	157.2
Add back Interest and other financial expense, net	9.3	10.8	50.9	39.9
Add back Reclassification of actuarial gain from AOCI	(2.2)	—	(8.9)	—
Income from operations	27.2	36.0	205.3	197.1
Add back Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	32.2	25.8	113.0	105.7
EBITDA	59.4	61.8	318.3	302.8
Equity in earnings of affiliated companies, net of tax	0.1	0.2	0.5	0.5
Long term incentive plan	7.1	2.7	15.4	7.7
Environmental reserve	—	—	(2.2)	(0.4)
Other adjustments	—	0.5	0.3	1.7
Adjusted EBITDA	$66.6	$65.2	$332.3	$312.3
Reconciliation of Gross profit per metric ton:

	Fourth Quarter		Year Ended December 31,
(In millions, unless otherwise indicated)	2023	2022	2023	2022

Revenue	$468.2	$462.1	$1,893.9	$2,030.9
Cost of sales	(380.9)	(365.4)	(1,442.9)	(1,582.1)
Gross profit	$87.3	$96.7	$451.0	$448.8
Volume (in kmt)	226.2	215.1	932.1	962.9
Gross profit per metric ton	$385.9	$449.6	$483.9	$466.1
Reconciliation of total debt per the Consolidated Balance Sheet to Net debt:

(In millions)	2023

Current portion of long term debt and other financial liabilities	$137.0
Long-term debt, net	677.3
Total debt as per Consolidated Balance Sheets	814.3
Add: Deferred debt issuance costs - Term loans	3.9
Less: Cash and cash equivalents	37.5
Net debt	$780.7

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Adjusted EPS	Fourth Quarter		Year Ended December 31,
(In thousands, except per share amounts)	2023	2022	2023	2022

Net income	$4.9	$12.2	$103.5	$106.2
add back long term incentive plan	7.1	2.6	15.4	7.7
add back environmental reserve	—	(0.4)	(2.2)	(0.4)
add back other adjustment items	—	1.0	0.3	1.6
add back reclassification of actuarial gains from AOCI	(2.2)	—	(8.9)	—
add back amortization	1.8	1.8	7.2	7.1
add back foreign exchange rate impacts	(0.6)	(0.7)	2.3	1.8
add back amortization of transaction costs	0.7	0.5	2.7	1.9
Tax effect on add back items at estimated tax rate	(1.9)	(1.3)	(5.0)	(5.9)
Adjusted net income	$9.8	$15.7	$115.3	$120.0

Total add back items	$4.9	$3.5	$11.8	$13.8
Impact add back items per share	$0.09	$0.06	$0.19	$0.23
Earnings per share (diluted)	$0.08	$0.20	$1.73	$1.73
Adjusted diluted EPS	$0.17	$0.26	$1.92	$1.96

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Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2023	2022	2023	2022
	Unaudited

Net sales	$468.2	$462.1	$1,893.9	$2,030.9
Cost of sales	380.9	365.4	1,442.9	1,582.1
Gross profit	87.3	96.7	451.0	448.8
Selling, general and administrative expenses	53.6	53.9	221.9	227.1
Research and development costs	6.2	5.8	24.5	21.7
Other expenses/(income)	0.3	1.0	(0.7)	2.9
Income from operations	27.2	36.0	205.3	197.1
Interest and other financial expense, net	9.3	10.8	50.9	39.9
Reclassification of actuarial (gains)/losses from AOCI	(2.2)	—	(8.9)	—
Income before earnings in affiliated companies and income taxes	20.1	25.2	163.3	157.2

Income tax expense	15.3	13.2	60.3	51.5
Earnings in affiliated companies, net of tax	0.1	0.2	0.5	0.5
Net income	$4.9	$12.2	$103.5	$106.2

Weighted-average shares outstanding (in thousands):
Basic	58,140	60,913	58,995	60,902
Diluted	59,196	61,059	59,980	61,378
Earnings per share
Basic	$0.08	$0.20	$1.75	$1.74
Diluted	$0.08	$0.20	$1.73	$1.73

ORION S.A.
Consolidated Statements of Financial Position

	December 31
	2023	2022
	(In millions, except share amounts)

ASSETS
Current assets
Cash and cash equivalents	$37.5	$60.8
Accounts receivable, net	241.0	367.8
Inventories, net	287.1	277.9
Income tax receivables	6.1	5.2
Prepaid expenses and other current assets	74.4	66.8
Total current assets	646.1	778.5
Property, plant and equipment, net	900.1	818.5
Right-of-use assets	110.6	97.6
Goodwill	76.1	73.4
Intangible assets, net	25.5	27.8
Investment in equity method affiliates	5.1	5.0
Deferred income tax assets	30.0	29.1
Other assets	39.9	58.8
Total non-current assets	1,187.3	1,110.2
Total assets	$1,833.4	$1,888.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$183.7	$184.1
Current portion of long term debt and other financial liabilities	137.0	258.3
Accrued liabilities	41.7	44.7
Income taxes payable	34.2	31.3
Other current liabilities	43.7	34.4
Total current liabilities	440.3	552.8
Long-term debt, net	677.3	657.0
Employee benefit plan obligation	60.4	50.0
Deferred income tax liabilities	66.3	70.0
Other liabilities	110.6	99.5
Total non-current liabilities	914.6	876.5
Stockholders' equity
Common stock
Authorized: 65,035,579 and 65,035,579 shares with no par value
Issued – 60,992,259 and 60,992,259 shares with no par value
Outstanding – 57,898,772 and 60,571,556 shares	85.3	85.3
Treasury stock, at cost, 3,093,487 and 420,703	(70.1)	(8.8)
Additional paid-in capital	85.6	76.4
Retained earnings	417.6	319.0
Accumulated other comprehensive loss	(39.9)	(12.5)
Total stockholders' equity	478.5	459.4
Total liabilities and stockholders' equity	$1,833.4	$1,888.7

ORION S.A.
Consolidated Statements of Cash Flows

	Years Ended December 31,
(In millions)	2023	2022

Cash flows from operating activities:
Net income	$103.5	$106.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	113.0	105.7
Amortization of debt issuance costs	2.7	1.9
Stock-based incentive compensation	15.4	7.7
Deferred tax provision	6.3	7.2
Foreign currency transactions	5.0	(8.4)
Reclassification of actuarial gains from AOCI	(8.9)	—
Other operating non-cash items, net	0.8	(0.3)
Changes in operating assets and liabilities, net:
Trade receivables	131.2	(95.6)
Inventories	(7.7)	(60.1)
Trade payables	1.6	9.2
Other provisions	(4.4)	(3.7)
Income tax liabilities	(2.1)	20.3
Other assets and liabilities, net	(10.5)	(9.1)
Net cash provided by operating activities	345.9	81.0
Cash flows from investing activities:
Acquisition of property, plant and equipment	(172.8)	(232.8)
Net cash used in investing activities	(172.8)	(232.8)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	12.6	47.8
Repayments of long-term debt	(3.0)	(3.0)
Payments for debt issue costs	(2.7)	(1.5)
Cash inflows related to current financial liabilities	284.4	223.2
Cash outflows related to current financial liabilities	(417.9)	(107.7)
Dividends paid to stockholders	(4.9)	(5.0)
Repurchase of common stock under Stock Repurchase Program	(65.6)	(4.3)
Other financing activities	—	(0.2)
Net cash provided by (used in) financing activities	(197.1)	149.3
Increase (decrease) in cash, cash equivalents and restricted cash	(24.0)	(2.5)
Cash, cash equivalents and restricted cash at the beginning of the period	63.4	68.5
Effect of exchange rate changes on cash	0.8	(2.6)
Cash, cash equivalents and restricted cash at the end of the period	40.2	63.4
Less restricted cash at the end of the period	2.7	2.6
Cash and cash equivalents at the end of the period	$37.5	$60.8